EXHIBIT 11

       THE LORI CORPORATION COMPUTATION OF EARNINGS (LOSS) PER SHARE AND EQUIVALENT SHARE OF COMMON STOCK for the years ended December 31, 1994,
         1993 and 1992 (In thousands of dollars, except per share data)



 Line                                                                                                    1994      1993       1992
                                                                                                        ------    ------     ------

        AVERAGE SHARES OUTSTANDING


1  Weighted average number of shares of common stock
       outstanding during the period ................................                                     3,195     3,149     3,149

2  Net additional shares assuming stock options and warrants
       exercised and proceeds used to purchase treasury shares ......                                                 507
                                                                                                         ------    ------    ------
3  Weighted average number of shares and equivalent shares
       of common stock outstanding during the period ................                                     3,195     3,656     3,149
                                                                                                         ======    ======    ======

      EARNINGS (LOSS)
4  Loss before extraordinary credit .................................                                  $(18,502) $ (1,672) $(34,619)
                                                                                                         ------    ------    ------

5  Amount for per share computation .................................                                  $(18,502) $ (1,672) $(34,619)
                                                                                                         ======    ======    ======


6  Net earnings (loss)...............................................                                  $(18,502) $ (1,672) $(34,619)
                                                                                                         ------    ------    ------

7  Amount for per share computation .................................                                  $(18,502) $ (1,672) $(34,619)
                                                                                                        ======    ======    ======


      PER SHARE AMOUNTS

   Loss before extraordinary credit
       (line 5 / line 3) ............................................                                  $  (5.80) $  (0.45) $ (10.99)
                                                                                                         ======    ======    ======
    Net loss
       (line 7 / line 3) ............................................                                  $  (2.99) $   5.59  $ (10.99)
                                                                                                         ======    ======    ======


        Earnings (loss) per share is computed by dividing net earnings (loss), less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock and common stock equivalents (redeemable common stock, stock options and warrants), unless anti-dilutive, outstanding during the period. Fully diluted earnings (loss) per share are not presented since the result is equivalent to primary earnings (loss) per share.